Exhibit 10.3

SEPARATION AND TRANSITION AGREEMENT AND GENERAL RELEASE

In return for the mutual promises in this Separation and Transition Agreement and General Release (the “Agreement”), FALCONSTOR SOFTWARE, INC. (the “Company”), 2 Huntington Quadrangle, Melville, NY 11747, its predecessor companies, and its and their respective stockholders, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as “Employer”), and DANIEL MURALE, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “You”), agree as follows:

1.                  Transition and Resignation. Effective August 14, 2017, you have resigned from your position as Chief Financial Officer of the Company. You shall resign from your employment with the Company effective August 28, 2017 (the “Termination Date”). Between August 14, 2017 and the Termination Date, you agree to assist the Company in the transition (the “Transition Period”). The Company shall continue to pay You your current annual base salary during the Transition Period.

2.                  Time to Return and Legal Review. You understand and agree that You have until August 22, 2017 to sign and return this Agreement. You are advised to consult with an attorney, at your own expense, before signing. By signing, You acknowledge that Company has advised You to consult with an attorney before signing, at your own expense, and that You have had enough time to do so. You further understand that if You do not sign and return this Agreement by August 22, 2017, Company shall have no obligation to make any payments or provide any benefits to You under this Agreement.

3.                  Duty of Confidentiality. You expressly agree and confirm that You will comply with all of the terms and provisions of the Confidentiality, Proprietary Information and Invention Agreement between You and the Company (the “Confidentiality Agreement”). A copy will be provided to You upon request.

4.                  Return of Company Property; Expenses. You represent and warrant that, You have returned to Company all property belonging to Company, including but not limited to keycard, master and office keys, computer equipment, files, records, computer access codes, cell phones, beepers, personal digital assistants (such as BlackBerry or iPhone), memoranda, letters, files, computer software, business plans, instruction manuals and any other property whether furnished to You by the Company or which You have prepared or helped to prepare in conjunction with Your employment with Company. You further agree to return to Company any such property You find in Your possession after the date You sign and deliver this Agreement to Company. You will submit a final expense report by August 28, 2017.

5.                  Nondisparagement and References. You understand and agree that You will not disparage Company or any other “Released Party” (as defined in Paragraph 11) or encourage or induce others to disparage Company or any other Released Party. If the Company receives an inquiry regarding You from a prospective employer, the Employer agrees to confirm the positions You held, the date You were employed by the Company, and that You resigned to pursue other opportunities . Nothing in this Agreement shall be construed to prevent You, the Company or any Released Party from providing truthful and accurate testimony in any civil, criminal or regulatory proceeding. Subject to your obligations under the Confidentiality Agreement, nothing in this Agreement shall be construed to prevent You from providing factual information to a prospective employer that you resigned to pursue other opportunities.

6.                  Consideration. In consideration for (i) Your signing and returning this Agreement, (ii) Your agreement to assist the Company with the transition until August 28, 2017, (iii) Your agreement that the Change in Control Agreement dated October 5, 2016 between You and the Company shall no longer be in effect and You waive your rights to any payments due thereunder, and (iv) Your performance of the obligations under this Agreement, the Company agrees to (A) pay You $17,307.69 (minus applicable withholdings and deductions) which is equal to four (4) weeks of your base salary at your current rate of pay. Such payments shall be made on a semi-monthly basis as part of regular Company payroll (which shall be accelerated to a single payment on August 31, 2017 if the Company, in its sole discretion, determines that You have fulfilled your obligations to assist with the transition through August 28, 2017 per (ii) above) and (B) the Company shall reimburse You for the employer’s portion of the premium associated with COBRA coverage until the earlier of (i) six (6) months from the Termination Date or (ii) the first date on which You become eligible for coverage under another group health insurance plan, provided You timely elect and are eligible for COBRA coverage. Reimbursement shall be made on a month by month basis within three (3) days of the due date for Your payment.

7.                  Disclosure of this Agreement. You acknowledge that You understand that the Company is required to file this Agreement with the SEC within four business days after it is fully executed. That filing shall be in the form of the Form 8-K which shall state that You resigned to pursue other opportunities.

8.                  Nonadmission. You and Company each understand and agree that neither the signing of this Agreement nor the payment of any money or benefits constitutes an admission by Company, or any other Released Party of any wrongdoing. Company and each other Released Party expressly denies any liability or violation of law.

GENERAL RELEASE OF ALL CLAIMS

9.                  Release of Company and other Released Parties. In consideration of (in return for) the benefits from Company as outlined in Paragraph 6, You hereby irrevocably and unconditionally release, waive and forever discharge Company, its affiliates, parents, successors, predecessors, subsidiaries, assigns, stockholders, directors, officers, employees, representatives, agents, and attorneys (collectively, the “Released Parties”), from any and all claims, agreements, causes of action, demands, or liabilities of any nature whatsoever arising, occurring or existing at any time prior to the signing of this Agreement or arising out of any facts or circumstances that occurred or existed at any time prior to the signing of this Agreement, whether known or unknown, except as to all claims that cannot be released under applicable law (including claims of discrimination arising under federal law filed with or through a federal agency) or claims related to the validity of this Agreement.

Examples of Claims Released. You understand that this release is intended to and does waive:

a.	Your ability to file a lawsuit against the Company for any and all claims arising from or relating to Your employment with Company and/or the termination of Your employment with Company. This includes, but is not limited to, any and all claims for breach of Company’s or its predecessor’s policies, rules, regulations, or handbooks or for breach of expressed or implied contracts or expressed or implied covenants of good faith, and any and all claims for promissory estoppel, wrongful discharge, defamation, invasion of privacy, violation of public policy, retaliation, mental distress or any other personal injury; any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses of any kind whatsoever.

b.	Any and all claims arising under the Family Medical Leave Act, as amended, that were available on or prior to the date You sign this Agreement, whether known or unknown.

c.	Any and all claims arising under the Age Discrimination in Employment Act, as amended, that were available on or prior to the date You sign this Agreement, whether known or unknown.

d.	Any and all other claims of any kind whatsoever that You had or may have against Company or any other Released Party at the time You sign this Release, whether known or unknown. This includes, but is not limited to, any and all rights or claims of any kind that You may have against Company or any other Released Party arising, existing or occurring (or that arise out of any facts or circumstances that occurred or existed) before You became an employee and/or during any period of time You acted as a consultant to the Company.

e.	Any and all claims for payment for vacation pay.

This provides examples of the claims that are waived and is not a complete listing of waived claims.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent You from being indemnified as an officer or Director of the Company pursuant to the Company’s Amended and Restated By-Laws, or the General Corporation Law of the State of Delaware or from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, You understand and agree that You are waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in this Paragraph 9, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this agreement.

10.              No Claims Exist. You confirm that You have not filed, caused to be filed, or are a party to, any claim, charge, complaint, or action against any Released Party in any court. In the event that any such claim, charge, complaint, or action is filed in any court and You obtain a judgment, it is the intent of You and Company that all payments made to You under this Agreement shall be offset against (the amount will be deducted from) any judgment You obtain. You further confirm that You have no known workplace injuries. In addition, You agree that it is the Company’s policy to comply with all applicable laws and regulations, including its own policies. You are not aware of any violations of any such applicable laws or Company policies by the Company or anyone associated with the Company.

You agree that you shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its directors, officers, or employees. You further agree that you shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees, unless pursuant to a duly-issued subpoena or other compulsory legal process.

11.              No Claims Exist. The Company confirms that it has not filed, caused to be filed, or are a party to, any claim, charge, complaint, or action against You in any court.

12.              COBRA Rights. Your regular coverage under Company’s medical and dental plans ends on August 31, 2017. You become eligible to receive health care continuation coverage under the respective plans under COBRA and under applicable laws the day after the regular coverage under the respective plans ends. If You timely elect health care continuation coverage under COBRA in accordance with Section 4980B of the Code, You shall be entitled to receive COBRA continuation coverage for the maximum period allowed under the law at your own expense, other than as set forth in Paragraph 8, and in accordance with the provisions of COBRA, which provisions are more fully explained in the COBRA information provided to You by the Company. However, You will no longer be eligible for any continuation coverage under COBRA if Your eligibility for continuation coverage ceases pursuant to the provisions of COBRA.

13.              No Entitlement to Severance. You acknowledge that the compensation You are receiving is being received solely in exchange for Your promises in this Agreement. You understand that severance pay is not ordinarily available under Company’s policy to employees whose employment relationship ends. You further acknowledge that You have been paid all wages and provided all benefits (including, but not limited to, base salary, bonuses, and paid time off/vacation).

14.              Cooperation. You shall assist in the orderly transition of all current projects and assignments. You will sign (and, as necessary, at the Company’s expense, have notarized) all documents as reasonably requested by the Company, including all documents relating to resignation from executive or director positions with the Company’s subsidiaries.

You shall cooperate fully with Company and with Company’s counsel in connection with any present or future, actual or threatened, litigation or administrative proceeding involving Company or any predecessor of Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Your employment by Company or any predecessor to Company. This cooperation by You shall include, but not be limited to (i) being reasonably available for interviews and discussions with Company’s counsel as well as for depositions and trial testimony; (ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefore as and to the extent that Company’s or other party’s counsel reasonably requests; (iii) refraining from impeding in any way Company’s prosecution or defense of such litigation or administrative proceeding; and (iv) cooperating fully in the development and presentation of prosecution or defense of such litigation or administrative proceeding.

You will be reimbursed by Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation.

15.              Governing Law. This Agreement shall be governed by the laws of the State of New York except to the extent preempted by Federal law.

16.              Venue. Both You and the Company hereby irrevocably waive any objection that they now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Eastern District of New York, or any New York state court, and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum. This means that if Company sues you for violating this Agreement, Company may do so in a state or federal court located in New York, including Suffolk County.

17.              Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, YOU AND THE COMPANY IRREVOCABLY WAIVE YOUR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. This means that only a judge, not a jury, will decide any lawsuit.

18.              Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties in a document that specifically refers to this Agreement.

19.              Severability. Each provision of this Agreement is severable from the entire Agreement. In the event that any provision is declared invalid or unenforceable, that provision shall be amended if possible to be enforceable, but in any event, the remaining provisions of this Agreement shall remain in effect.

20.              Entire Agreement. You and the Company agree that: (a) this Agreement contains the entire agreement between the Released Parties, the Company and You; and (b) that neither Company, any other Released Party, nor You has made any other representations except those set forth in this Agreement to induce the other parties to agree to this Agreement.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU HAVE BEEN GIVEN AN OPPORTUNITY TO HAVE ANY PARAGRAPHS EXPLAINED, AND THAT YOU UNDERSTAND EACH PARAGRAPH OF THE AGREEMENT.

YOU HAVE BEEN ADVISED THAT YOU HAVE SEVEN (7) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND YOU HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL SEVEN (7) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO SIGN THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH IN THIS AGREEMENT, AND TO RECEIVE THE AMOUNTS SET FORTH IN PARAGRAPH “8” ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AS OF THE DATE OF SIGNING AGAINST THE COMPANY OTHER THAN SET FORTH IN PARAGRAPH 11 ABOVE.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

	NAME		FalconStor Software, Inc.

By:	/s/ Daniel Murale	By:	/s/ Todd Brooks
	Daniel Murale		Todd Brooks, Chief Executive Officer
Date:	August 16, 2017	Date:	August 16, 2017